Exhibit (h)(3)(ii)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT FOR CERTAIN

SERIES OF ALLIANZ FUNDS MULTI-STRATEGY TRUST

Revised as of February 1, 2020

New Funds

Fund Name	Expense Limitation Expiration Date	Recoupment Period Expiration Date
AllianzGI Best Styles Global Equity Fund	01/31/21	09/30/24
AllianzGI Best Styles International Equity Fund	01/31/21	09/30/24
AllianzGI Best Styles U.S. Equity Fund	01/31/21	09/30/24
AllianzGI Convertible Fund*	01/31/21	09/30/24
AllianzGI Core Bond Fund	01/31/22	09/30/25
AllianzGI Core Plus Bond Fund	01/31/22	09/30/25
AllianzGI Emerging Markets Consumer Fund	01/31/21	09/30/24
AllianzGI Emerging Markets Small-Cap Fund	01/31/21	09/30/24
AllianzGI Emerging Markets SRI Debt Fund	01/31/21	09/30/24
AllianzGI Floating Rate Note Fund	01/31/21	09/30/24
AllianzGI Global High Yield Fund	01/31/21	09/30/24
AllianzGI Global Sustainability Fund	01/31/21	09/30/24
AllianzGI Green Bond Fund	01/31/22	09/30/25
AllianzGI International Small-Cap Fund	01/31/21	09/30/24
AllianzGI Micro Cap Fund	01/31/21	09/30/24
AllianzGI NFJ Emerging Markets Value Fund	01/31/21	09/30/24
AllianzGI PerformanceFee Managed Futures Strategy Fund**	01/31/21	N/A
AllianzGI PerformanceFee Structured US Equity Fund**	01/31/21	N/A
AllianzGI PerformanceFee Structured US Fixed Income Fund**	01/31/21	N/A
AllianzGI Preferred Securities and Income Fund	01/31/22	09/30/25
AllianzGI Short Duration High Income Fund***	01/31/21	09/30/24
AllianzGI Short Term Bond Fund	01/31/22	09/30/25
AllianzGI Structured Return Fund	01/31/21	09/30/24
AllianzGI Ultra Micro Cap Fund	01/31/21	09/30/24
AllianzGI U.S. Equity Hedged Fund	01/31/21	09/30/24
AllianzGI Water Fund****	01/31/21	09/30/24

*	Effective April 1, 2015, the expense limitations for the AllianzGI Convertible Fund were terminated. Effective February 1, 2020, expense limitations were reinstated for all classes.
**

For this Fund, any limitation on expenses pursuant to this Agreement shall only be in respect of “Other Expenses” listed for the Class of the Fund in the Trust’s current prospectus (excluding interest, taxes, extraordinary expenses, custodial credits, transfer agency credits and expense offset arrangements) and, for the avoidance of doubt, shall not be a limitation on investment management fees or “Acquired Fund Fees and Expenses” applicable to the Fund. In addition, amounts waived or reimbursed with respect to the Fund shall not be subject to recoupment.

***

Effective April 1, 2015, the expense limitations for Classes A, C, P and Institutional Class shares of AllianzGI Short Duration High Income were terminated. Effective February 1, 2020, expense limitations were reinstated for all classes.

****	Formerly AllianzGI Global Water Fund.

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, as of the date first above written.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ Thomas J. Fuccillo
Name:	Thomas J. Fuccillo
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Gem Pushpaharan
Name:	Gem Pushpaharan
Title:	Chief Operating Officer US

[Signature Page to Schedule A to Expense Limitation Agreement]